EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated March 18, 2008 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Series 743 (Great International Firms Portfolio, Series 32, Morgan Stanley U.S. Multinational 50 Index Portfolio, Series 24 and Morgan Stanley Technology Index Portfolio, Series
39) as of March 18, 2008 contained in the Registration Statement on Form S-6 and Prospectus. We consent to the use of our report in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm."

                                                              Grant Thornton LLP

New York, New York
March 18, 2008